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                                                                    EXHIBIT 23.7


         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

         Merrill Lynch, Pierce, Fenner & Smith Incorporated provided an opinion letter dated August 4, 1999 (the "Opinion") to the Board of Directors of Health Care Property Investors, Inc. ("HCPI"). We hereby consent to the use of the Opinion included as Annex C to the Joint Proxy Statement/Prospectus incorporated by reference in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission by HCPI on the date hereof, and to the captions "Opinion of Financial Adviser to HCPI," "The Merger -- Background of the Merger" and "The Merger -- Recommendations of the Board of Directors of HCPI; HCPI's Reasons for the Merger" contained in the Joint Proxy Statement/Prospectus, and to the references to the Merrill Lynch, Pierce, Fenner & Smith Incorporated name in the Joint Proxy Statement/Prospectus incorporated by reference therein in connection with references to the Opinion. In giving such consent, we do not hereby admit that we came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             MERRILL LYNCH, PIERCE, FENNER
                                               & SMITH INCORPORATED

September 28, 1999                           By: /s/ Merrill, Lynch, Pierce,
                                                     Fenner & Smith Incorporated